EXHIBIT 10.1

SUMMARY OF TERMS OF EMPLOYMENT
BETWEEN AMERICAN ACHIEVEMENT CORPORATION AND ALYCE ALSTON

Employer:	American Achievement Corporation (the “Company”).
Executive:	Alyce Alston (“Executive”).
Start Date:	April 19, 2010
Position:
President & Chief Executive Officer, reporting only to the Board of Directors of the Company.  Executive shall devote her full business time to the position, provided that Executive may continue current professional development and charitable activities and, subject to the express approval of the Company, accept positions on corporate boards of other companies.  There shall be no material diminution in the nature or scope of the Executive’s responsibilities, duties or authority.  Executive will be primarily situated in an appropriate office for a CEO of the Company in the main offices of the Company in Austin, Texas.  Executive agrees to relocate to Austin by August 2010.

Term:	Three years.
Signing Bonus: Salary:
In recognition of Executive forgoing her existing bonus plan through June of 2010, and as an inducement for Executive to enter into this agreement, the Company agrees to pay Executive $300,000 upon signing.
$500,000, subject to increases as the Board of Directors of the Company may, in its sole discretion, from time to time determine.

Annual Bonus:
Participation in executive annual performance bonus plan with target, but not a cap, of 100% of base salary for substantial achievement of annual business plan, to be established upon meaningful consultation with Executive.  For the period of July and August 2010, Executive shall receive $50,000 for 2010 annual performance bonus.  For fiscal year ending August 2011, there is a minimum guaranteed bonus of $350,000.

Equity Participation:
Executive will receive an equity incentive plan with a 2015 target value of $5,000,000, based upon value creation in excess of Fenway’s December 31, 2009 FAS 157 carry value.  The pool will be 100% time vesting on a monthly pro-rata basis over five years and vesting will fully accelerate and accrue upon a change of control.

Relocation:	Company will pay Executive for standard reasonable relocation expenses to Austin, Texas, including moving household and cars and up to six months of the reasonable costs for temporary housing.
Vacation:	Four weeks.
Benefits:	Participation in all employee benefit plans from time to time in effect for executives generally. In addition, Executive shall receive a car allowance of $750 per month.
Post-Employment Benefits for Termination without Cause or for Good Reason:
For a period of the greater of 18 months or the remainder of the Term, monthly pay equal to base salary at time of termination; pro-rated bonus for year in which termination occurs; COBRA payments for 18 months. Executive entitled to such benefits whether termination occurs prior, or subsequent, to any change of control.

Termination – Death:	Pro-rated bonus for year in which termination occurs, accrued but unpaid base salary, pro-rata vested equity participation, 6 months of base salary at the rate(s) that would have otherwise become due.
Termination – Disability:
Up to 120 consecutive days of absence due to disability in any 365 consecutive day period. The Company may terminate Executive’s employment if absence due to disability exceeds that limit. In the event of such termination: pro-rated bonus for year in which termination occurs.

Resignation without Good Reason:	Prior notice of 90 days.
Confidentiality:	Standard confidentiality terms, mutual with respect to the terms of Executive’s agreement and termination, subject to SEC requirements.
Assignment of Rights:	Obligation to assign rights to intellectual property.
Forbearance from Competition and Solicitation:
Eligibility to receive Post-Employment Benefits subject to Executive’s forbearance, for a period of the greater of 18 months or the remainder of the Term following termination, from direct or indirect competition with the Company or its affiliates, anywhere in the world, and solicitation of employees or customers of the Company or its affiliates.  Post-Employment Benefits shall not be subject to offset for non-competitive employment during the Post-Employment Benefits period.  Furthermore, Executive shall have no obligation to seek employment in order to be eligible for Post-Employment Benefits.

Restricted Activities:
While employed and for a period of the greater of 18 months or the remainder of the Term following termination, restriction against direct or indirect competition with the Company or its affiliates, anywhere in the world, and solicitation of employees of the Company or its affiliates.  Stock ownership in any such competitor shall not be considered a violation of such covenant unless more than 5% of such stock is owned by Executive.

Remedies:
In addition to other remedies to which the Company may be entitled, the right to injunctive relief for any breach of confidentiality, assignment of rights to intellectual property, non-competition or non-solicitation obligations.

Choice of Law:	Texas.
Background Checks:
Prior to execution of this term sheet, the Company has conducted background checks and acknowledges that its Board of Directors is satisfied with the results and prepared to enter into a formal employment agreement with Executive.

Public Disclosure / Public Relations:
Given that American Achievement is an SEC registrant and the Executive is a well-known New York business person, the parties shall use best efforts to coordinate their internal corporate and public relations messaging prior to, during and after the Term.  The Company expects to hire a PR firm and develop a coordinated media plan.

Agreed to this 16th day of April, 2010

/s/ ALYCE ALSTON	/s/ W. GREGG SMART
ALYCE ALSTON	AMERICAN ACHIEVEMENT CORPORATION
By: Authorized Signatory